Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity elects new member to its Board of Directors

NORTH CHARLESTON, S.C., Feb. 21, 2023 – Ingevity Corporation (NYSE:NGVT) today announced the election of Bruce Hoechner to the board of directors effective February 16, 2023. He joins nine other members of Ingevity’s board of directors.

Mr. Hoechner served as president and chief executive officer of Rogers Corporation, an innovator and producer of specialty materials and components for applications in the communications, personal electronics, advanced transportation, consumer and industrial markets, from 2011 until his retirement in 2022. He previously served as president, Asia Pacific region, based in Shanghai, China, for Dow Chemical Company from 2009 to 2011. Prior to its acquisition by Dow Chemical Company, Mr. Hoechner held positions of increasing responsibility in the U.S. and internationally with the Rohm and Haas Company.

“We are pleased to welcome this talented and experienced leader to the Board of Directors,” said Jean Blackwell, chair of Ingevity’s board. “His global leadership experience and expertise in international marketing and business strategy development will bring valuable insights that can help accelerate Ingevity’s growth and amplify our sustainability efforts.”

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers, and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including adhesives, agrochemicals, asphalt paving, bioplastics, coatings, elastomers, lubricants, pavement markings, publication inks, oil exploration and production and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 locations around the world and employs approximately 2,050 people. The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information visit www.ingevity.com.